Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Trailblazer Holdings, Inc. on Amendment 1 to Form S-4 (File No. 333-283153) of our report dated December 20, 2024, which includes an explanatory paragraph as to Trailblazer Holdings, Inc.’s ability to continue as a going concern, with respect to our audit of the financial statements of Trailblazer Holdings, Inc. as of September 30, 2024 and for the period from July 16, 2024 (inception) through September 30, 2024, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 20, 2024